Exhibit 23.01

Deloitte & Co. S.A. 234 Florida St, 5th floor C1005AAF City of Buenos Aires Argentina Tel.: Tel.: (+54-11) 4320-2700 Fax: (+54-11) 4325-8081/4326-7340 www.deloitte.com/ar

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-151063 and 333-159891 on Form S-8 and 333-251835 on Form S-3 of our report dated March 1, 2021, relating to the financial statements of MercadoLibre, Inc. and our report dated March 1, 2021 relating to the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting as of December 31, 2020, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ DELOITTE & Co. S.A.

Buenos Aires, Argentina

March 1, 2021